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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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TD Banknorth Inc.

(Name of Registrant as Specified In Its Charter)

The Toronto-Dominion Bank

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TD BANK FINANCIAL GROUP AND TD BANKNORTH AGREE TO
GOING-PRIVATE TRANSACTION
CONFERENCE CALL
MONDAY NOVEMBER 20, 2006
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TD BANKNORTH INC’S AND TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALLS AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
This transcript contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s and TD Banknorth’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
     In connection with the proposed merger, TD Banknorth will file a proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
     TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2005, which was filed with the Securities and Exchange Commission on December 12, 2005, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Colleen Johnston	EVP, TD Bank Financial Group
Bill Ryan	CEO, TD Banknorth
Peter Verrill	Vice Chairman and COO
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities — Analyst
Darko Mihelic	CIBC World Market— Analyst
Ian DeVerteuil	BMO Nesbitt Burns — Analyst
Mario Mendonca	Genuity Capital Markets — Analyst
Brad Smith	Blackmont
PRESENTATION — TD BANKNORTH
Good morning, ladies and gentlemen, and welcome to the TD Bank conference call. While in the presentation, we will conduct a question and answer session. Instructions will be provided at that time for questions. If anyone has any difficulties here in the conference, press star and zero for assistance. This conference call is being recorded on November 20, 2006 at 9:30 eastern time. I will now turn the conference over to the director of Investor Relations.
Jeff Nathanson, Investor Relations, TD Banknorth
Good morning and welcome to a conference call to discuss this morning’s announcement. The following discussion may include forward-looking statements; actual results could differ materially from those in the statements. For more detail certain of the factors that could cause them to differ from the forward-looking statements. Reference is made to our most annual report on Form 10-K and the press release which we issued this morning. Let me turn the call over to Mr. William J Ryan of TD Banknorth.
Bill Ryan, TD Banknorth
Good morning. What I want to do this morning is announce to you a going-private transaction for TD to acquire the remaining outstanding shares of TD Banknorth for $32.33 in an all cash transaction. As you remember, when we entered into the agreement in 2004 to sell 51% of Banknorth to TD. We certainly were aware that our plans were to have, TD to buy the rest of the shares at some later date, we didn’t know when the date was and we assumed it would happen. I have to tell you there has been a very good and strong working agreement with TD over the last year and a half. I think we both have great mutual respect for each other and what we are trying to accomplish. I am pleased to announce we reached an agreement to buy out the minority of the shareholders. I have to remind you too under the terms of the shareholder’s agreement structured in 2004, in the first two years of us being part of TD, they would have to be invited in by an independent come committee of the board. That independent committee is made of four directors and they have to invite TD in to make an offer to the company and the designated independent committee’s director has done that obviously.
They have legal counsel and they have investment bankers as financial advisors and so, they have been in a good position to evaluate banking environment in America. Today, for the near future, and also to evaluate a fair transaction; from the standpoint of price. This transaction was reviewed by the full board yesterday and it was a unanimous decision to support the decision and recommendation to move forward from the independent directors. As you think about this, I don’t think anybody should be surprised at this transaction.
Slide 1&2
You might have thought it would have taken shorter time or longer time but it is consistent with what we told you before, that our thoughts were at some point Toronto Dominion would own all of TD Banknorth and that’s the case. We have some slides out there I want to share with you, and we will take questions afterward. If you go to slide two, that’s the lawyer’s language on forward-looking statements. I will take you right through that and go to slide three. It is really a straightforward transaction.
Slide 3
Valued at $32.33. And transaction value $3.2 billion. Its 100% cash deal. Obviously there will be requirements of regulatory bodies. And we will go through the normal process in getting those shareholder approvals and regulatory approvals. And there will be a shareholder’s meeting scheduled for early next year and the minority shareholders will get an opportunity to vote for or against this transaction and we expect the transaction will get closed in the March to April time frame of 2007.
Slide 4
If you then go to page 4, probably the question on most people’s minds would be why go private now? We think as management and directors of TD Banknorth that this represents the best option for the minority shareholders to get them fair value law for the company today. This has been and will continue to be and I have been very vocal on this at this at meetings, that this is a difficult banking environment with a yield curve and $32.33 represents a very fair price today. Knowing that this market environment is not going to get better in the near future. We have margin compression and intense competition for loans and deposits and as I mentioned before the yield curve. We always try to protect our shareholders from the events and certainly this was important for us to put this transaction together. We have at conferences had a number of our minority shareholders mention to us. Why won’t TD take you out sooner than later. Certainly we think about what our shareholders tell us and this is part of the consideration in going and hearing our shareholders say we would rather it happen sooner than later. We think the cash price is fair. Cash takes out of the realm stock fluctuations in the next few months and there is no uncertainty to the price based on how they move forward over the next few months and again, what I would say it is a very difficult banking environment and should continue certainly for the near future.
Slide 5
If you go to page 5. You will see the normal transaction pricing and comparables. As you look through it, it is 22x GAAP earnings and 14.4x cash earnings and 15.8x by 2007 earnings and the footnote says if you take the lower end of the guidance at 2.05, that’s where you get that number. Its priced at tangible book at 4.12.
Premium and core deposits of 24.1% and a premium to the Friday’s price of 6.5% on our stock. Our stock has been trading in a narrow band over the last year. I have almost had a sense sometimes the stock is not trading on the basis of our earnings but trading on the base I say of some day we will be taken over by Toronto Dominion and there may have been in the existing stock price of late some potential value for future considerations for the sale of the company. So those are the numbers you see on page 5. If you moved to page 6. What is important is the next step and we are obviously anticipating our shareholder’s meeting in early 2007.
I don’t know that date yet. We will get into the date in the very near future. That shareholder vote will occur on that date and the closing should occur, we assume in the March or April time frame. This is a transaction we think that will allow again our shareholders to get paid in a difficult banking environment that we don’t see getting better in the near future. We wanted to make sure from a shareholder’s standpoint, that the shareholder’s know it was done in an independent way. And management did not participate in any way in the negotiation of this transaction and that was our plan from the beginning when we sold 51% of TD and we thought it was important for the shareholders to be represented by an independent committee and not including any management people and that is chaired by Kevin Condron and so we are very pleased with being able to do this transaction that would make peel feel it is done in a very independent forum without the benefit of management who continues to operate as the company continues to move forward. So, it is pretty straight forward transaction. We think its a fair price. We are happy to recommend it to you today. And before we take questions, let me ask Peter Verrill, if he would like to add anything to this. Peter, do you have any comments you would like to add.
Peter Verrill, TD Banknorth
Thank you, Bill. Two comments. One, this was approved by the independent directors and the full board. We did receive a fairness opinion from Sandler O’Neill and partners for the full board and that fairness opinion was relied upon heavily during the discussion and voting.
And second comment I would make and their opinion did say it was a fair price. And the second comment I would make is that a number of senior management people were asked and agreed to waive certain rights that otherwise would have triggered an acceleration of change control payments. We did not believe the senior management that that was in the best interest of the deal.
So we waived our right to do that and therefore, our senior management is getting no benefit as a result of the transaction.
Bill Ryan, TD Banknorth
Thank you, Peter. We will open it up to questions from our shareholders.
Operator
We will now conduct a question and answer. If you have a question, press the star followed by one on the touch-tone phone. You will hear a tone acknowledging your request. The questions will be polled in the order you received.
Your first question comes from Michael Goldberg. Please go ahead.
Michael Goldberg, Analyst, Desjardins
My question is, aside from the difficult banking environment, are you satisfied with how business is going? Particularly, Loan and deposit growth in the mid Atlantic and the success of the bank freely campaign.
Bill Ryan, TD Banknorth
Yes, we are. We are pleased with the campaigns and how they are going. The issue is obviously deposit pricing is higher than we had expected based on looking at it last year. And loan pricing is coming in a little bit lower but we are growing the loans and deposits and feel comfortable, the retail strategy of the company will be in place in the future and we are in pretty good shape. Mid Atlantic with the recent acquisitions, we are pleased with those acquisitions and they have the rest of the standard and loan. No hidden agendas and we are having success doing that.

Michael Goldberg, Analyst, Desjardins
If I could follow up, at the time that the bank was roll dollars, you thought the likelihood was low, that anybody else would copy the offering and yet, you know, PNC did. What impact has that had?
Bill Ryan, TD Banknorth
It has no impact. They have not matched the offer. They rear a minimum of $2,500. We require no minimum. So they are mirroring our product and it really isn’t the same and customers when they go into PNC are finding out if they don’t have a minimum of $2,500. They are going to be charged for the transactions. So really in our eyes, people have come out and tried to copy it. No one is duplicating it. We opened more than 15,000 new accounts which was our plan. And we are feeling good. No one has come out and done exactly what we are doing.
Michael Goldberg, Analyst, Desjardins
Thanks a lot.
Bill Ryan, TD Banknorth
Thank you, Michael.
Operator
Ladies and gentlemen, if there are any additional questions at this time press the star followed by the one. As a reminder if you are using the speaker phone, employees lift the handset before pressing the keys. There are no further questions at this time.
Jeff Nathanson, TD Banknorth
So, if there are no further questions at this time. We will take a five minute break and reconvene at 9:50 for TD Bank Financial Group to present the transaction from their perspective. Thank you.
Operator
Ladies and gentlemen, this concludes the first part of the conference call. Employees stand by. You will be listening to music on hold until the second portion.

PRESENTATION — TD BANK FINANCIAL GROUP
Operator
Thank you for standing by. At this point all participants are in listen-only mode. We will conduct a question and answer session. And instructions will be given at that time for questions. If you have any difficulties hearing the conference, press zero. This call is being recorded on November 20, 2006 at 10:00 a.m. eastern time. I will turn the call over to Ed Clark. Please stand by.
Colleen Johnston, TD Bank Financial Group
Slides 1& 2
Welcome to the TD Bank Financial Group investor presentation with respect to the privatization announced this morning. My name is Colleen Johnston, and I am the CFO of the bank. Also present is Ed Clark, President and CEO. I would like to thank everyone for joining us on short notice. I will go over the financial parameters of the transaction and Ed will go over the strategic and why now elements of the deal and he will entertain questions from those present as well as analysts and investors on the phone. I know that this presentation contains forward-looking statements and actual results could differ materially from what is discussed. Certain material factors or assumptions were applied in making the statements. For additional information we refer you to the press release and presentation materials. These documents include a description of factors that could cause actual results to differ and could be found on the website at TD.com. The subject matter discussed in the following message will be addressed in a proxy statement to be filed with the SEC. And we urge you to read it because it contains important information.
Information regarding the participants and the proxy solicitation is contained also in TD’s latest annual report and notice of annual meeting and proxy filed with the SEC and in TD Banknorth’s proxy statement for its annual meeting filed with the SEC.
Slide 3
Let’s start with the key terms and conditions on slide three. On Saturday, November 18th, TD Bank was invited by the designated independent directors of TD Banknorth to acquire all of the outstanding common shares of TD Banknorth. This transaction has the unanimous support of both the TD Banknorth and TD Bank boards. This is an all cash deal at US$32.33 per share for unaffiliated shares outstanding of TD BNK not owned by TD. There are currently 98.2 million of such shares. The total deal value is approximately US$3.2 billion or CAN$3.6 billion. At $32.33 per share this represents a 6.5% premium to last Friday’s closing price of $30.35. We believe that the market price already included some premium due to TD’s controlling ownership position. The SNL financial mean one year target price is $28.14. If we start with $28.14 not discounted to today’s value, the premium to market is about 15% assuming no discount to today’s price.
The implied pricing is 15.8x 2007 projected earnings per share of 2.05. The transaction is expected to close March or April 2007. The rating agencies have reviewed the transaction and we expect all four to affirm TD’s rating including positive outlook for Moody’s and S&P. They have also stated they see TD as being adequately capitalized after the transaction. This transaction requires approval of TD Banknorth unaffiliated shareholders and the state of Massachusetts. We have entered into a voting agreement with Private Capital Management, the largest shareholder of Banknorth after TDBFG, where PCM has agreed it will vote all TD Banknorth shares over which it exercises voting authority in favor of the transaction.
Based on PCM’s public filings as of September 30, 2006, PCM maintains discretionary authority over approximately 18.2 million shares representing about 8% of the outstanding shares. TDBFG expects a majority of these shares will be subject to PCM voting obligation. In addition, Ariel Capital Management which currently owns approximately 8 million shares of TD Banknorth, has reviewed the general terms of the transaction and advised of its current intention to vote in favor of the transaction. TD Banknorth management agreements remain in place after the close of the deal. We don’t anticipate any management changes as a direct result of the privatization. As previously announced, Bharat Masrani will be appointed to CEO in March 2007 and Bill Ryan will be Chairman. Bill Ryan continues as a TD Bank board member. Our message to TD Banknorth employees and customers today is business as usual.
Slide 4
Slide 4 summarizes the financial impact of the transaction on TD.
We project the earnings per share accretion on a reported basis would be $0.02 per share for 6 months in 2007 and $0.12 per share in 2008. Projected accretion on an adjusted basis, which in this case is before the amortization of intangibles, is projected to be $0.05 per share for 6 months in 2007 and $0.16 per share in 2008. For TD Banknorth, for 2007, we have used EPS of $2.05, the low end of management’s 2007 guidance. For 2008 we end up with growth of 8% which is derived from IBES estimates. We expect no meaningful contribution from revenue or expense synergies and none have been included in the accretion numbers. There is however a small positive contribution from us no longer deducting any dividend withholding tax.
Slide 5
Slide five illustrates how the accretion calculation works starting with TD Banknorth core cash earnings for 2007 and 2008. 2007 TD Banknorth EPS of $2.05 results in net income of approximately US$473 million after taking into account restructuring and other charges which we do not typically adjust for in TD Bank’s earnings. Additional 40.7% share of these earnings for 6 months in fiscal 2007 in Canadian dollars is about CAN $110MM.
Deducting funding and other costs, net of savings from dividend withholding tax which no longer will be applicable, this results in increase of adjusted earnings of $36 million. The increase in reported earnings is 18 million and includes estimated amortization of intangibles. Dividing the increase in reported and adjusted earnings by our share count gives you EPS accretion of $0.02 on a reported basis and $0.05 on an adjusted basis. For a full year in 2008 EPS accretion is $0.12 on a reported basis and $0.16 on an adjusted basis. These estimates do not take into account one month potential earnings pick up if we eliminate the one month reporting lag at some point over the next two years. We will examine that possibility in the near future.
Slide 6
Slide 6 outlines estimates of our proforma capital ratios over the next year at the close of Interchange and the close of TD Banknorth privatization and the end of fiscal 2007. The ratios are expected to remain well above any minimum regulatory requirements. Q306 our tangible common equity ratio was 9.1%. This ratio was estimated to be 9% once the Interchange transaction closes. You will recall that as part of the transaction we are purchasing approximately 13 million TD Banknorth shares from treasury at $31.17 and increasing our ownership to 59.3%. This ratio falls to 7% when the transaction closes and while this is at the bottom of our minimum range 7%-7.5% we should end the year above this range subject to earnings levels and RWA growth. At Q306 our tier 1 capital ratio was 12.1% versus the four bank peer average at 9.8%. Question is, what is the status of our 5 million share buy back announced on November 19? We said it would take place in December 2006 but might be delayed until later in the year. TDBFG will be issuing approximately 3 billion Canadian or U.S. dollar equivalent sub-debt or hybrid capital prior to close. This capital is required to manage our total assets to capital multiple. We are looking at issuing various forms of capital, principally tier two subordinated debt structures. We see opportunities to issue in markets particularly Canada and the U.S. and consider the UK and Euro markets under the right conditions.
Funding may be in various currencies with consideration to matching the US dollar nature of the transaction. Interest in TD debt appears to be strong in several markets.
Slide 7
Slide 7 summarizes our total investment over time in TD Banknorth and upon close of this transaction we will have invested U.S. 8.5 billion for an average price per share of US$35.21. This transaction is a fair deal for both our shareholders and the TD Banknorth shareholders, is a prudent use of tier one capital and is accretive to earnings.

Slide 8
Slide 8 illustrates the impact of this transaction on our earnings mix. As of Q3, year to date, 12% of earnings were from US retail and 68% from retail in Canada. And at 100% ownership of TD Banknorth total US retail moves to 17% with retail in Canada at 64% on proforma basis YTD Q3/’06. With that I will turn it over to Ed on his views of why it makes sense for TD.
Ed Clark, TD Bank Financial Group
Thanks, Colleen.
Earlier Bill Ryan shared his view on why this is a good deal for the TD Banknorth shareholders. Colleen walked you through the numbers from a TD perspective. Now let me make a few comments from a TD strategy perspective to address some of the questions you have. Namely, why buy 100% of Banknorth and why now? Let me first talk of why we would go to 100% at all. As you know part of the overall growth strategy is the 2-prong approach in United States. With TD Ameritrade and TD Banknorth. We believe it is in the interest of TD Bank to have a sustainable large profitable growing bank in the United States. We believe that TD Banknorth is well positioned to be that bank. And we know what we are buying. When we originally invested in Banknorth in August of 2004, we said we like the deal because it offered us a strong franchise with a talented management team and great geographical location with sufficient scale to be a sustainable player and opportunity for growth.
Now that we have held the majority ownership position for two years, our view hasn’t changed. TD Banknorth continues to offer a strong platform for growth. With the subsequent acquisitions of Hudson United and Interchange, we now have a major presence in personal and commercial banking with over 600 branches in the United States. Of course, it is fair to say we are facing challenges with the current banking climate in the United States. A tough interest rate environment and intense competition are at play. We are well aware it could get worse before it gets better. That could have an adverse impact on TD Banknorth’s earnings. As well we haven’t yet seen that the challenging operating environment translates into increased acquisition opportunities. That’s why the management team are now focused on organic growth opportunities on building the better bank versus the bigger one. It will take hard work. It will require us to adopt some of the approaches which have allowed us to build a retail engine in Canada which continuously outgrows its peers. In my view it can be done and it would be easier to do with 100% ownership. We have outlived some of the benefits of the original financial structure. We didn’t pursue 100% ownership strategy when we first went in for several reasons. It allowed us to buy bigger and we believe skill matters. Reinforced a culture that we were buying management as well as a company and gave us an entity with knowledgeable analysts watching and criticizing its performance. It also gave us a structure which facilitated a strategy of add-on acquisitions, our additional capital could fund further growth. The ground has shifted a bit in the last two years. We have made two acquisitions. With the competitive banking environment, we put more focus on improving operations and we don’t anticipate further acquisitions in the near term because current acquisition prices have not adjusted in our view to the prospects in the industry.
From the start, we envision the possibility of owning 100% of TD Banknorth. The agreement laid out a clear path for us to achieve that while ensuring the interest of minority shareholders would be safeguarded. The question was always one of timing and to be clear, 100% structure still allows acquisitions although realistically at a slower pace given that we have used most of our excess capital. Which takes me to the question of why now. From time to time we have held discussions about whether it would be better to take ownership to 100% of Banknorth. But as you know, under our shareholder agreement, we needed to be invited. The independent committee of TD Banknorth board with the support of the two largest shareholders thought the timing was right from their perspective. They saw eighteen months of flat earnings with more downside risk than up side potential. So waiting, given the time value of money, had risks and fewer rewards. So we were invited. The obvious question is why would we say yes to buying when other investors were saying yes to selling. Particularly when our current situation has lots of attractions. We have control of TD Banknorth and we are able to grow our ownership by buying shares through market or funding new acquisitions and TD Banknorth’s business has been challenging and prospects in banking for the next 18 months do look poor. So why invest a further 3.2 billion U.S. dollars today. Why not wait. First, because privatizations are often difficult to do. So one should pause long and hard when you get an agreement not only at the board level but with the backing of two very sophisticated and large shareholders as to timing and price. Secondly, because we prefer in the long run to own 100%. Over a long period, trying to pick perfect timing to save the last dollar is a mistake. We will have an $8.5 billion dollar U.S. investment in TD Banknorth. Making that work is how we will make our money not by delaying and buying it hoping the price will fall. Thirdly in our case, the possibility that we would want to privatize TD Banknorth was forcing us to hold more capital than we needed. The return on the capital was about equal to the dividend TD Banknorth paid to the minority. So the cost of advancing the buy-out was less than you might have thought. Whether we privatize now is not in our hands. The minority shareholders will decide as is their right. We are optimistic they would say yes and it is not the end of the world if they say no.
On balance, it is the right thing to do for the TD shareholders, but if it is turned down we will focus on driving our strategy and improving TD Banknorth’s performance and making small acquisitions to add to our scale. We believe that would also be a sustainable strategy for us to pursue for the foreseeable future. I would like to say we are optimistic that the deal is approved. With this deal done, we would own 100% of the 25th largest commercial & thrift bank in the United States by market cap and we are confident we have the right plans and place to drive in organic growth and Banknorth can be a base for further acquisitions which we anticipate the market will deliver on terms we know that could add value to the shareholders. Combined with TD AMTD we now have a distinct and strong presence in the United States. I will open it up for questions.
Operator
Thank you. Ladies and gentlemen, we will now conduct a question and answer session. If you have a question, press the star followed by the one on your touch touch-tone phone. You will hear a tone acknowledging your request. Your questions will be pulled in the order they are received. Lift the handset if you are using a speaker phone. First question is from Michael Goldberg. Please go ahead.
Michael Goldberg, Desjardins, Analyst
Good morning. Wonder if you would comment now that you said you don’t anticipate further acquisitions in the near term, what would criteria for future acquisitions be?
Ed Clark, TD Bank Financial Group
Well, as I said in my remarks, I think that hasn’t really fundamentally changed. I think what we are looking for are acquisitions that fit into the areas that we are currently on that add into our presence. And strengthen, now, as you know, we have a clear view and like to get a market dominance in regions in which we want to participate. So we want to get in the top five positions in different counties and so I think we are still looking for that. And we are looking for the prices as I said, that we believe we could make money in the long run for the shareholders.
Right now, I think where the market is pricing those entities and where we would be comfortable in pricing them, we are not in the same spot because we have a slightly more pessimistic view of the earnings potential and we would rather see how 2007 starts to play out here before we would want to commit more money to acquisitions.

Ian DeVerteuil, BMO Nesbitt Burns, Analyst
Good morning. Looking at the slide three, which is a transaction summary and it looks very much like this slide when you bought your first 51% of Banknorth. At that stage you were paying 15.6x 2005 earnings which is forward-looking earnings and now you say it being 15.8x 2007. The earnings then was supposed to be $2.56 in 2005 and now it is supposed to be $2.05 in 2007. How confident are you that in two years time there is not another 20% shrink in the earnings per share of Banknorth.
Ed Clark, TD Bank Financial Group
You know, I am pretty confident. You know, as you know in the business world, you don’t have control of the operating environment and so, there is no question that the operating environment is tougher than we anticipated. And I am saying fairly explicitly that do I think in 2007 the downturn in the real estate market, that we could see weaker earnings and so we put for 2007 $2.05 based on a certain PCL projection and we could see that number being worse. There is probably more risk that it is going to be worse than it is going to be better. We are not going into this betting short term earnings. You know, we are going in there. On a fundamental view that having a strong U.S. banking platform makes sense for TD over the long run and secondly, a view that waiting wasn’t going to necessarily produce a lower price which we had to buy in the minority. And so, as I said in my remarks, you know, I think privatizations are often tricky things. They often produce a lot of controversy, those aren’t good things for the operating company.
And so, you know, faced with the fact that some of the shareholders wanted to privatize and the independent committee wanted to invite us. The business choice we had is whether we say no, we will see you in a year from now or 18 months from now and see how 2007, how bad the recession is in 2007 or do we say, look, the reality is we are carrying excess cash on the balance sheet. As long as we have to privatize it at some point, we are going to have to be ready to privatize and lugging the cash any way and we want 100% of this and let’s get it behind us and undoubtedly owning 100%, I don’t want to exaggerate this and there are a lot of things we can do to improve Banknorth performance without owning 100%, but there is no question owning 100% will facilitate us driving even harder to do the things that you have to do in Banknorth for it to be competitive three or four years from now. It is a judgment call but as you know, I am certainly not going to tell you, measure whether this is a good deal or bad deal whether it is $2.05 or $1.90, or $2.14. That’s not how we are looking at this. Measure whether we manage to establish an entity in the United States that is viable. And the way that I would look at that is we have to show the market place that we can make TD Banknorth grow the earnings, that we can make it organic growth engine and we have solid confidence in our ability to take an entity and make it grow faster than the competitors. We do it in Canada and we believe we can do it in the United States.
Ian DeVerteuil, BMO Nesbitt Burns, Analyst
There was a comment on the Banknorth portion that some of the management by old agreements had been cut. Is there anything from your perspective, you could comment on, that you see changing with respect to either Bill’s role or Peter’s role and why they would have waived some of those rights?
Ed Clark, TD Bank Financial Group
To answer, I will come to the first question, and answer the second one first. I think because, what we saw in TD Banknorth, that’s what attracted us to the management team, is good, solid, decent people and maybe that’s now becoming a unique event in the business community, but that’s what we like to have to work with and so I think they looked at the situation and said what is the right thing to do. We don’t want to appear to be profiteering from a privatization. And they did the right thing. As to the first question.
What Colleen said, we don’t see any direct link between privatizing and changes in the management or other things we were going to do. I don’t want to leave you with the impression that we are not dealing with what is a core issue. That we have been up front with people. When we bought Banknorth we entered into retention agreements with senior executives that expire March ‘08. And we have been working with Bill to say. Okay, a number of people are actually going to take advantage of that and retire in March ‘08. And we have to have an orderly succession plan to replace that and that’s going to be a combination of internal people at Banknorth. And external people from in the United States and TD people. It will be a mixture of things to make sure we have a management team that can drive the organic growth. And we need this.
Ian DeVerteuil, BMO Nesbitt Burns, Analyst
Last question, Ed. The other entity that you have a partial ownership is Ameritrade. And they announced a significant buyback this morning. Can you comment on the restrictions on keeping the ownership limits to 39.9%.
Ed Clark, TD Bank Financial Group
What we have is 39.9% and as you are aware, we have entered into a hedged transaction that gives us the economic benefits of owning up to 44.5%. And then, you know, what our restrictions are, is that we basically would have to make a bid for all of TD AMTD and if we don’t make a bid for all then we can’t make a bid. We can’t go above 45% of our limit for the ten year period.
Ian DeVerteuil, BMO Nesbitt Burns, Analyst
So as they do their buy back, you are not forced to sell into it, are you?
Ed Clark, TD Bank Financial Group
No, we left ourselves room so that as they do their buy back, they are buying us up obviously but we left ourselves room. And we anticipated a certain buy back program in capping out our own measures here.
Operator
Your next question comes from Brad Smith. Go ahead.
Brad Smith, Blackmont Capital, Analyst
Thank you very much. Could you elaborate on your views that there are lots of things that you can do to assist Banknorth. Can you talk a little bit about what some of the things are. Is it on the system side. marketing, or funding? Give us a little bit better insight into that.

Ed Clark, TD Bank Financial Group
Yes, you know, I can, I will give you some illustrations and the reality is that I think if you go and make acquisitions, you have to believe that together with the management team that you are acquiring yourselves that you can operate better. If you don’t believe that, then you know, you are just betting your financial acumen on buying and I don’t believe that in this space, that appears to a very good strategy. Indeed, I think it is obvious in fact the cost synergies tend to go to the seller rather than to the buyer. I guess, we looked at you know, what we managed to do over the last four years in Canada where we have increased our market share of the revenue pot to the big five banks in the retail space by 30% over the last four years.
That’s a pretty dramatic shift of market share among what is a tightly contended oligopoly market place. And I can’t take you through everything that we do to win market share continuously from our peers. Because it is a whole set of things.
Relative to Banknorth, do we think we bring, have we brought treasury competence to Banknorth. Yes, we believe that’s the case. Do we think we can bring marketing confidence. I think it is demonstrated. And as Bill mentioned on his part of the call, this bank freely campaign is working. And again, when you are going and collecting 15,000 current accounts, you don’t explode the earnings but three or four years from now you do it on a continuous basis and that’s what we’re doing in Canada, you look at the market share in Canada. Our market share in the core checking business grows every year. We acquire more net new customers than any other bank in Canada and so you win that on the ground and over time, and that’s the key retail in the business, you accumulate a difference between you and your competitors every single year and that translates into a big difference.
Do we believe in opening new branches. As you know, over the last two years, we have opened about the same number of branches in 2005 and 2006 as the other four banks combined. So again, that is investing for the future to build revenue growth and we have a capacity. The reason we can do that is we are good at opening new branches. We know how to do it and how to make them profitable and we are good at branch relocations and that is something we can bring to Banknorth. The benefit of strategic outsourcing and let them ride down the value in the contracts. And that’s what we have been doing to Banknorth and the existing minority shareholders. I can go on and on and whole set of things that a large organization has and develops that is harder for a small organization to have. The key thing to making this work is to marry it with the strong local management team and if you have good on the ground operators and that’s what we have when we have Banknorth. We have an incredibly strong can do, let’s get it done operating team and they proved that in their acquisition of Hudson United.
Just a flawless acquisition and what we have to do is marry these things, these techniques we developed in Canada to the strong operating team and that’s the game plan we are following.
Brad Smith, Blackmont, Analyst
Terrific. Thank you very much. One last question. In terms of the evaluation of the investment in Banknorth, can you talk a little bit about how you look at it. Are you setting hurdle rates and can you share it with us. Where do you expect the investment to return? Providing returns to the TD Bank.
Ed Clark, TD Bank Financial Group
I guess when I look at this, we can look at the latest acquisition. The latest $3.6 billion Canadian dollars and say its earning about a 6.5% rate of return. If you take the kind of return, $2.05 or $2.14 over $32.33 but obviously the all end price, we are still sub 6% rate of return on the $35.21 of what we are currently earning. That is not an acceptable rate of return to us. We are a little bit economic profit freaks here and we follow that number. My own view is you know, and back to, there is no question having bought in at $40 and have the U.S. environment change. We have dug ourselves a ROIC hole here that is going to take a lot of work to get it back in. Originally I said, I want to get us there in three to four years which would have meant the end of ‘09 so 2010. And the reality is, it might be 2011 before we get back up to an 8% rate of return. The critical thing for us as management when we look at it because in a sense, that performance of Banknorth is already priced into our stock, the critical issue going forward is that Banknorth will earn $500 million U.S. dollars. I think the critical issue is can we get those growing at 7-10% a year. That’s the critical issue for us. Because it will now constitute a significant enough percentage of our total earnings that if we are going to produce 7-10% earnings growth on a continuous basis which we are determined to do, we can’t afford to have a lager that big and so, you know, that’s the challenge that Bharat and his team have in Banknorth. We are telling you unfortunately going in there we are going to start at $2.05 for 2007 and we think even into 2008. It is going to be a tough challenge so if I was watching the performance, I would be watching to see whether we are growing the deposit base or the customer acquisitions and are we doing all the things we know can produce a sustainably strong 7-10% earnings growth over the medium term. That’s how we are going to measure as management whether we are doing a good job there.
Brad Smith
Thank very much.
That was very helpful.
Operator
Your next question comes from Mario Mendonca.
Mario Mendonca, Genuity Capital, Analyst
To clarify the 7-10% earnings growth over the medium term. Were you suggesting that in the current environment that is not a reasonable expectation. But doing all the right things with a more accommodating environment, 7- 10% is your goal.
Ed Clark, TD Bank Financial Group
That’s exactly what I am saying.
Just to clarify something. I got myself into trouble before on this. Do I believe that next year TD Bank Financial Group can do more than 10% earnings growth and I believe the answer is yes. And we have other businesses that are performing extremely well and if you look at earnings estimates for TD AMTD, our other leg of our American strategy, their earning expectations are at about $1.10 for 2007 versus $0.87 of underlying earnings for 2006 and we have offsetting things that are in a sense buying us some time in Banknorth. But I can only do that for so long, what I have to do is have a game plan from Bharat that says, you are in at tough environment yes, there is a housing problem in the US, I want to see a game plan that says your underlying growth can get up to 7-10%.

Mario Mendonca, Genuity Capital, Analyst
The total bank greater than 7-10% helped by AMTD, Banknorth and this challenging environment, we shouldn’t start thinking 7-10% until it gets better is that the message.
Ed Clark, TD Bank Financial Group
Banknorth, but it doesn’t mean, in fact, this is as Colleen has shared with you, this is accretive to us. So the over all earnings are going to be slightly better than expected next year.
Mario Mendonca, Genuity Capital, Analyst
Okay. I am with you there. Small point of clarification from Colleen. In your closing comments. When were you wrapping up, you talked about TD Bank issuing sub debts in tier two, in doing that, was that contemplated in the earnings accretion guidance you gave us.
Colleen Johnston, TD Bank Financial Group
Yes, it was Mario.
Mario Mendonca, Genuity Capital, Analyst
How much were you talking about—about?
Colleen Johnston, TD Bank Financial Group
Three billion. We need to raise 3 billion and that’s to manage the total assets to capital multiple. That’s the main ratio we are targeting there.
Ed Clark, TD Bank Financial Group
That’s just change to Colleen.
Mario Mendonca, Genuity Capital, Analyst
So there’s 3 billion dollars additional sub debt and financing just to manage the total? And this is somehow related to the new capital rules that you have been referring to?
Colleen Johnston, TD Bank Financial Group
No, it doesn’t. So, right now we have lots of excess tier one capital. You can see that when you look at the capital ratios at the end of Q3. Our tier one was 12.1% and total capital ratio is 13.2%. And tons of excess tier one capital but not a lot of excess total capital. This is going to optimize our capital structure here a little bit. And we do need to manage our total assets to capital multiple and hence the need to raise alternate forms of capital. And probably sub debt.

Mario Mendonca, Genuity Capital, Analyst
The 3 billion, how would that stack up TD against the peers? In terms of a leverage ratio and the assets to capital. Would that put you in line with the peers?
Colleen Johnston, TD Bank Financial Group
We manage that multiple just under 20x. That would put us in a similar mode to the others.
Mario Mendonca, Genuity Capital, Analyst
And 20x times post 3 billion?
Colleen Johnston, TD Bank Financial Group
Well, we have more than that. We have total sub debt of 6.9 billion.
Mario Mendonca, Genuity Capital, Analyst
No, but I am saying the 20x would be post the 3 billion issuance.
Colleen Johnston, TD Bank Financial Group
Yes.
Mario Mendonca, Genuity Capital, Analyst
Got it.
Operator
Your next question comes from Michael Goldberg. Please go ahead.
Michael Goldberg, Desjardins, Analyst
Just a follow up. You want to have top five positions in your markets yet, in many mid Atlantic markets, you won’t have the top five spots. Are there some of those markets where you can get the top 5 organically in the next little while. And how do you operate differently where you are much less market dominant than you want to be?

Ed Clark, TD Bank Financial Group
Those are good questions, Michael, and I am probably, this is not the forum to get into all the details. If you take the Interchange acquisition as an example, and when you look at counties and as you know, retail is local. And so, while, yes, we weren’t getting top five in New Jersey, we were getting top five in Bergen County. That’s a good thing to do. And so, we think of it as very localized. We haven’t ruled out. You know, there are banks. Commerce bank. Operating in this territory that have been good at opening up new branches and so one of the obvious options available to us is to say, look, acquisitions look too pricey. Why don’t we do new branch. And a number of new branch openings. This is where it would be an example of where owning 100% has an advantage because when you make vigorous program like that you are impacting short term earnings for longer term gain. And as you know, one of the core things we do here in Canada is we are just relentless about investing for the future and saying, you have to invest for the future and then you have to meet the short term earnings targets but in the end what we want you to do is build a powerhouse that would match the short term earnings. So obviously owning the 100% we can be more vigorous on opening new branches than if we didn’t own 100%.
Michael Goldberg, Desjardins, Analyst
And are you in discussion with other banks, you know, I know one of the things you wouldn’t want to do on smaller transactions is get involved in auctions. But do you feel that you and Banknorth are developing good enough relationships even with private bank principles and there could be still some transactions that don’t end up being overly expensive.
Ed Clark, TD Bank Financial Group
Well, I think one of the greatest assets that we acquired in Banknorth is Bill Ryan and what he continuously brings to us is there is not a deal going down in the United States that we are not at the table. It is probably asking him a lot to say when I also want you to put us in a position where we buy these at a 10% discount. But I think there are a few situations where in fact you know, people want to deal with someone they trust. And they know those people are going to treat the company well and those are situations where having Bill and his relationships make the huge difference.
Michael Goldberg, Desjardins, Analyst
Thanks a lot.
Operator
Your next question comes from Darko Mihelic, from CIBC World Markets.
Darko Mihelic, CIBC World Market, Analyst
Can you elaborate a little bit more on what would happen or what you intend to do with the excess capital should the deal be voted not in favor. You alluded to the fact that you would be handcuffed by carrying the excess capital because of the Banknorth ownership position. And I guess, what I am really eventually getting at here is one of the ways to evaluate the Banknorth purchase is to check it against a large share buy back. Would that be in the offing if that were not voted in favor for?

Ed Clark, TD Bank Financial Group
I wouldn’t rule out some increase to share buy back if the deal got turned down. On the other hand I think, you know, I wish business decisions were all 90/10. I find in my life they are 55/45 and there was some advantage to the existing structure. I think if we got turned down and we wouldn’t get turned down until the spring of ‘07, I think we would pause for a while. Take a look at what the available small acquisitions like the Interchanges are still around. And we test how far the progress. You know, one of the things that we are clearly doing now is pausing in Banknorth to say it is hard to do acquisitions and change the operations at the same time. So we see how far the progress is coming on changing the operations and whether they could handle another acquisition and I think our inclination would be well, if the shareholders want to save the current structure and game plan, we still have enough room under our tab to make a significant number of acquisitions and so we probably say let’s go back to pushing long and getting a bigger bank here and I wouldn’t rule out like all strategies. It wouldn’t be 100%. And it might be a mixture of the two. Some buyback and some use of the capital that way.
You know, I think that’s a low, you know, going into the transaction with the support, there is little less than 100 million shares outstanding and having the support of Ariel and PCM makes us reasonably confident we are going to get the deal done.
Darko Mihelic, CIBC World Market, Analyst
I am not sure if you are willing to answer the next question.
Unknown Speaker*
Probably not.
Darko Mihelic, CIBC World Market, Analyst
I will pose it any way. Would you have been considering buying back Banknorth if you weren’t invited in let’s say starting March or April.
Ed Clark, TD Bank Financial Group,
The question didn’t arise so I don’t have to answer that. I think they did invite us and we were not discontent with where we were but we could see the advantages and for us the decisive factor was that in the end, these are always tricky things to do. And you want to make sure everyone feels good about it and I think we are at a price where my shareholders would say gee, you reached a little for this price and Banknorth shareholders would say this is less than I was hoping for and we got that consensus and that’s a pretty good place and you should cash in the winnings and go with it.
Darko Mihelic, CIBC World Market, Analyst
Thanks very much.

Operator
Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one. As a reminder, if you are using a speaker phone, please lift the handset before pressing the keys. There are no further questions at this time. Please continue. Mr. Clark, there are no further questions at this time. Please continue.
Ed Clark, TD Bank Financial Group
Well, I think that concludes us. And from our point of view, this is an excellent transaction.
I think it demonstrates for the employees and the customers of Banknorth our commitment and willingness to put another $3 billion plus on the table. And does position us to have a very unique platform in the United States and we are going to focus now on driving the growth on those two platforms. So thank you very much.